Exhibit (h)(2)(ii)(a)

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT

FOR PREMIER MULTI-SERIES VIT

Revised as of March 22, 2017

Portfolio Name	Category*	Share Class	Expense Limit	Expense Limit Expiration Date	Recoupment Period Expiration Date
NFJ Dividend Value Portfolio	1	N/A**	1.00%	4/30/18	12/31/21
RCM Dynamic Multi-Asset Plus VIT Portfolio	2	N/A**	1.20%	4/30/18	12/31/21

*	As set forth in paragraph 4, Category 1 designates Portfolios for which Underlying Fund Expenses, among other types of expenses, are excluded from Attributable Class Expenses and Effective Class Expenses. As set forth in paragraph 5, Category 2 designates Portfolios for which Underlying Fund Expenses, among other types of expenses, are included in Attributable Class Expenses and Effective Class Expenses.
**	The Portfolios currently offer a single share class.

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, on this 22nd day of March, 2017.

PREMIER MULTI-SERIES VIT

By:	/s/ Thomas J. Fuccillo
Name:	Thomas J. Fuccillo
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara Claussen
Name:	Barbara Claussen
Title:	Managing Director

[Signature Page to Schedule A to Expense Limitation Agreement]